Exhibit 10.53

[INCLUDE ON RMB LETTERHEAD]

Blue Label Telecoms Limited
75 Grayston Drive
Morningside
Sandton
Attention: The Chief Executive Officer

28 February, 2017

Dear Sirs,

BANK GUARANTEE

1.

We, FirstRand Bank Limited (acting through its Rand Merchant Bank division), with registration number 1929/001225/06 having our head office at 1st Floor, 4 Merchant Place, Cnr Fredman Drive and Rivonia Road, Sandton, 2196 (the Guarantor), provide this bank guarantee (this Bank Guarantee) in accordance with clause 5.1.1 (Conditions Precedent) of an amended and restated subscription agreement (the Subscription Agreement) concluded on or about 15 November 2016 and further amended on or about 28 February, 2017, February, 2017 between Blue Label Telecoms Limited, registration number 2006/022679/06, (the Company) and Net1 Applied Technologies South Africa Proprietary Limited, registration number 2002/031446/07, (the Subscriber) in connection with the proposed subscription by the Subscriber of 117,924,528 ordinary shares (the Shares) in the Company (Proposed Subscription). This Bank Guarantee replaces in its entirety the bank guarantee issued by the Guarantor to the Company dated 15 November 2016, which guarantee is automatically terminated on the issue of this Bank Guarantee.

2.	We understand that:

2.1	the Proposed Subscription will be subject to the terms and conditions set out in the Subscription Agreement;

2.2

the implementation of the Proposed Subscription will be subject to the fulfilment of the condition precedent set out in clause 5.1.2 of the Subscription Agreement (the Subscription Condition Precedent) by not later than 16 November 2016; and

2.3

should the Proposed Subscription be implemented in accordance with the terms and conditions of the Subscription Agreement, the aggregate subscription price for the Shares that will be payable by the Subscriber to the Company in accordance with the terms and conditions of the Subscription Agreement will be an amount of R2,000,000,000 (the Aggregate Subscription Price).

3.	The Guarantor, subject to the terms of this Bank Guarantee, hereby irrevocably guarantees the payment by the Subscriber to the Company of the Aggregate Subscription Price (the

Guaranteed Amount).

4.

Subject to compliance with the terms of this Bank Guarantee (including but not limited to the provisions of paragraphs 8.4 and 8.5, and provided the Company has given the Guarantor at least 5 business days' prior written (at its address set out in paragraph 5 below) of the Subscription Date as designated in accordance with the Subscription Agreement, the Company shall be entitled to demand payment from the Guarantor either on (and not before) 10 March, 2017 or before 12h00 on 31 May, 2017 (the Expiry Date and Time), of the Aggregate Subscription Price.

5.

The demand against the Guarantor under this Bank Guarantee shall be furnished in writing to the Guarantor at its address: 14th Floor, 1 Merchant Place, 1 Fredman Drive, Sandton, 2196 and marked for the attention of Head of Transaction Management, Investment Banking Division, with a copy to Chris Welthagen and Ziyaad Manie, and shall state that the Company is demanding payment in discharge of the Subscriber's obligation to settle the Aggregate Subscription Price in terms of the Subscription Agreement.

6.

This Bank Guarantee shall be irrevocable and shall remain in full force and effect until the Expiry Date and Time, by which time and date the demand by the Company should have been received at our address. Any demand received at the Guarantor's address after the Expiry Date and Time shall not be considered.

7.	This Bank Guarantee shall be governed by, and construed in all respects in accordance with, the laws of the Republic of South Africa.

8.	Notwithstanding anything contained herein above:

8.1	the Guarantor’s maximum liability under this Bank Guarantee shall not exceed the Guaranteed Amount;

8.2	this Bank Guarantee shall be valid only until the earlier of the following times:

8.2.1

the time of day on the date on which the Aggregate Subscription Price is received by the Company (in the Designated Account under (and as defined in) the Subscription Agreement) (the Designated Account) from the Guarantor on behalf of the Subscriber;

8.2.2

the delivery to the Company of two or more guarantees given by any of the Guarantor, Investec Bank Limited, Nedbank Limited or The Standard Bank of South Africa Limited, or (with the Company's prior written consent) any of their affiliates, on terms equivalent to those of this Bank Guarantee (save for such amendments necessary to take account of (i) the change in identity of the guarantor, (ii) the fact that the guarantor will only be guaranteeing a portion of the Aggregate Subscription Price, (iii) the change in address and contact details for any demand made by the Company under the guarantee, and (iv) the change in delivery address of a MAC Notice) and in an aggregate amount equal to the Guaranteed Amount;

8.2.3	the delivery of any notice in terms of paragraph 8.5;

8.2.4

the date on which the shareholders of the Company, in general meeting, vote against placing the Shares under control of directors of the Company for purposes of issuing the Shares to the Subscriber; and

8.2.5	the Expiry Date and Time,

at which time it shall automatically expire and be of no further force or effect. Any demand received at the Guarantor's address after such expiry shall not be considered;

8.3

the Guarantor is liable to immediately (i.e. within 1 business day) pay the Guaranteed Amount into the Designated Account but only if you serve upon it a demand as stated above before the Expiry Date and Time, where after it ceases to be in effect and all the Company’s rights under this Bank Guarantee shall be forfeited and the Guarantor shall be discharged from all liability under this Bank Guarantee, whether or not the original guarantee is returned to the Guarantor;

8.4

any demand for payment under this Bank Guarantee shall be accompanied by written confirmation from the Company to the Subscriber and the Guarantor confirming that, as at the day immediately prior to the date on which such demand is delivered to the Guarantor (the Confirmation Date), (i) no event contemplated in the Annex to this Bank Guarantee (other than clause 9.1.7 of such Annex) has occurred on or before the Confirmation Date; and (ii) in respect of clause 9.1.7 of the attached Annex, a positive statement that the relevant warranties in clause 8.1 of the Subscription Agreement are true and correct in all respects as at the Confirmation Date;

8.5

the delivery by the Subscriber of a written notice in terms of the provisions of clause 8.2 of the Subscription Agreement (Conditions to Subscription and Subscriber's Right to Terminate) (the MAC Notice) at any time prior to 17h00 on the Confirmation Date (the MAC Cut Off Date and Time) in terms of which it summarily terminates the Subscription Agreement, to the Company (and with a copy to the Guarantor), shall cause this Bank Guarantee to immediately and automatically expire and cease to be of any further force or effect and any payment demand made by the Company under this Bank Guarantee after delivery of the MAC Notice shall therefore be a nullity and shall not be considered, provided that no MAC Notice delivered after the MAC Cut Off Date and Time shall be considered a nullity under this Bank Guarantee and shall not be considered. The MAC Notice shall be furnished in writing to the Guarantor at its address: 14th Floor, 1 Merchant Place, 1 Fredman Drive, Sandton, 2196 and marked for the attention of Head of Transaction Management, Investment Banking Division, with a copy to Chris Welthagen and Ziyaad Manie prior to the MAC Cut Off Date and Time;

8.6	only the Company shall be entitled to demand payment of any sum from the Guarantor under this Bank Guarantee; and

8.7	no payment of all or any part of the Guaranteed Amount shall be made if doing so would be illegal or contrary to applicable law.

9.	This Bank Guarantee is neither negotiable nor transferable.

10.

Promptly on receipt by the Company of the Aggregate Subscription Price as contemplated in paragraph 8.2.1 and, in any event, by no later than 3 Business Days thereafter, the Company shall deliver to the Guarantor the original of the Bank Guarantee at the address set out in paragraph 5.

/s/ Niel van Zyl		/s/ Ziyaad Manie
For and on behalf of:		For and on behalf of:
FirstRand Bank Limited (acting through		FirstRand Bank Limited (acting through
its Rand Merchant Bank division)		its Rand Merchant Bank division)
Name:	Niel van Zyl	Name:	Ziyaad Manie

Office:	Authorised	Office:	Authorised

/s/ Herman G. Kotzé		/s/ Brett M. Levy
For and on behalf of:		For and on behalf of:
NET1 APPLIED TECHNOLOGIES SOUTH		BLUE LABEL TELECOMS LIMITED
AFRICA PROPRIETARY LIMITED
Name:	Herman G. Kotzé	Name:	B.M Levy

Office:	Director	Office:	CEO

EXTRACT FROM CLAUSE 9.1 OF THE SUBSCRIPTION AGREEMENT

9	CONDITIONS TO SUBSCRIPTION AND SUBSCRIBER'S RIGHT TO TERMINATE

9.1

Notwithstanding anything to the contrary contained in this Agreement (including the fulfilment or waiver, as the case may be, of the Condition Precedent), the Subscriber will only be obliged to subscribe for the Subscription Shares if, as at 23h50 on the day immediately preceding the Subscription Date -

9.1.1	neither the Group nor any Group Company has disposed of any of its material assets outside of the ordinary or usual course of business;

9.1.2	no Group Company has been liquidated or placed under judicial management, whether provisionally or finally (and no application has been launched in this regard);

9.1.3	no Group Company has commenced business rescue proceedings under the Companies Act;

9.1.4

no Group Company has, in respect of the 18 (eighteen) month period prior to the Signature Date, committed an act which, if it were a natural person would constitute an act of insolvency as defined in the Insolvency Act, No 24 of 1936, or any other applicable Act;

9.1.5	no Group Company has, in respect of the 18 (eighteen) month period prior to the Signature Date, compromised with its creditors generally, or attempted to do so;

9.1.6

in respect of the 18 (eighteen) month period prior to the Signature Date, no material creditor of any Group Company has given notice of its intention to take any action to enforce its rights and/or remedies in terms of any material debt owed to it;

9.1.7	each of the warranties contained in clause 8.1 is true and correct in all respects; and

9.1.8

no interdict, judgment or other order or action of any court or governmental authority restraining, prohibiting or rendering illegal the implementation of the transactions contemplated hereby shall be in effect, and no legal proceeding shall have been instituted by any person (including any governmental authority) seeking to prohibit, restrict or delay or declare illegal the implementation of the transactions contemplated in this Agreement.